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                                                                EXHIBIT 99(a)(5)

               EQUITY RESOURCE LEXINGTON FUND LIMITED PARTNERSHIP

                                 14 Story Street
                               Cambridge, MA 02138

                                  June 14, 2001

                       REVISED OFFER TO PURCHASE UNITS IN
                     URBAN IMPROVEMENT FUND LIMITED 1973-II
                                FOR $155 PER UNIT

Dear Limited Partner:

Equity Resource Lexington Fund Limited Partnership(the "Lexington Fund" or "Purchaser") has revised its May 29, 2001 offer to purchase limited partnership units in Urban Improvement Fund Limited 1973-II (the "Partnership") and is now offering to pay limited partners $155 per unit. In addition, Lexington Fund has decided to extend the tender offer period, which currently runs until June 26, 2001, to June 28, 2001.

LEXINGTON FUND'S OFFER PRICE IS SUBSTANTIALLY HIGHER THAN THE MOST RECENTLY REPORTED PRICES PAID BY THE GENERAL PARTNER OF THE PARTNERSHIP AND BY AN AFFILIATE OF THE GENERAL PARTNER (THE "GENERAL PARTNER"). ACCORDING TO THE PARTNERSHIP'S 10-K, THE GENERAL PARTNER PURCHASED 279 UNITS IN THE PARTNERSHIP DURING THE FISCAL YEAR ENDING DECEMBER 31, 2000. THE GENERAL PARTNER'S PURCHASE PRICE WAS $100 PER UNIT FOR 42 UNITS AND $60 PER UNIT FOR 237 UNITS.

Lexington Fund will pay $155 per unit to all limited partners who tender their units during the tender offer period, which now runs until June 28, 2001. This includes limited partners who have already tendered their units pursuant to our May 29, 2001 mailing. Refer to the Lexington Fund's Schedule TO tender offer for all other terms and conditions of the offer. This offer expires on June 26, 2001.

Limited partners who wish to sell their units should complete the enclosed Agreement of Sale according to the directions on the back of the agreement, sign where indicated and return it in the pre-addressed return envelope. If you have any questions or need a copy of the Purchaser's original offer, please call Equity Resources Group, Inc., the information agent for this offer, at (617) 876-4800, or e-mail them at info@equityresources.com.

Sincerely,


Equity Resource Lexington Fund LP